Exhibit 23.3

RSM Bogarín, Erhard, Padilla, Alvarez & Martínez
Contadores Públicos y Consultores

June 1, 2011.

RSM Bogarín, Erhard, Padilla, Alvarez, Martínez, S.C.
Av. Madero No. 1212 Altos
21100 Mexicali, B.C., México
T (686) 554 0271 F (686) 554 0359
U.S. Address: PMB 6253 233 Paulin Ave.
Calexico, Ca. 92231
www.rsmbepam.com.mx

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We hereby consent to the inclusion in this Form S-1 Registration Statement of our report, dated April 8, 2010, relating to our audits of the balance sheet of BAJA AQUA FARMS, S.A. DE C.V. AND AFFILIATES as of December 31, 2009 and 2008, and the results of their operations, changes in their stockholders' equity and their cash flows for the years then ended and to the reference to our Firm under the caption "Experts" appearing in the Prospectus.

RSM BOGARIN, ERHARD, PADILLA, ALVAREZ & MARTINEZ, S.C.

C.P.C. Jorge Luis Barraza Ruiz
Mexicali, B.C., Mexico